Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this ___ day of March, 2009 between and among China Opportunity Acquisition Corp. (“Buyer” or “China Opportunity”) and the signatory on the execution page hereof (the “Seller”).

WHEREAS, China Opportunity was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business that has its principal operations located in the People’s Republic of China (“Business Combination”);

WHEREAS, China Opportunity consummated an initial public offering in March 2007 (“IPO”) in connection with which it raised net proceeds of approximately $38.9 million which were placed in a trust account pending the consummation of a Business Combination, or the dissolution and liquidation of China Opportunity, in the event it is unable to consummate a Business Combination by March 20, 2009.

WHEREAS, China Opportunity has agreed to merger with (the “Acquisition”) Golden Green Enterprises Limited (“Golden Green”) pursuant to certain agreements (the “Transaction Agreements”).

WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of China Opportunity voting at the meeting to approve the Acquisition.

WHEREAS, pursuant to certain provisions in China Opportunity’s certificate of incorporation, a holder of shares of China Opportunity's common stock issued in the IPO may, if it votes against the Acquisition, demand that China Opportunity convert such common shares into cash (“Conversion Rights”).

WHEREAS, the Acquisition is subject to the exercise of Conversion Rights by holders of less than 40% of the China Opportunity  common stock issued in the IPO.

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the common shares set forth on the execution page of this Agreement (“Shares”) for the purchase price per share set forth therein (“Purchase Price Per Share”) and for the aggregate purchase price set forth therein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.           Purchase. Seller hereby sells to Buyer and Buyer hereby purchases from Seller at the Closing the Shares for the Purchase Price Per Share, for the aggregate consideration set forth on the execution page of this Agreement.

2.           Agreement not to Convert; Appointment of Attorney in Fact.  In further consideration of the Aggregate Purchase Price, the Seller hereby agrees it has not and will not exercise its Conversion Rights.  Because the record date to vote on the proposals set forth in the proxy statement included in the Registration Statement on Form S-4 filed by China Opportunity with the U.S. Securities Exchange Commission (the “Proxy Statement”) has passed, Buyer would not be entitled to vote the Shares at the shareholders meeting contemplated by the Proxy Statement.  Accordingly, solely with respect to the vote for the Acquisition and related proposals (as contemplated by the Proxy Statement), the Seller hereby irrevocably appoints _____________ and ___________ and each of them, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares (and any and all other Shares or securities or rights issued or issuable in respect thereof) to vote in such manner as each such attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act (including without limitation pursuant to written consent) with respect to all the Shares sold hereunder which the Seller is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of China Opportunity held prior to March 22, 2009.  This proxy is coupled with an interest in China Opportunity and in the Shares and is irrevocable.  Such acceptance for payment shall revoke, without further action, all prior proxies granted by the Seller at any time with respect to such Shares (and any such other Shares or other securities) and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by the Seller.

2.1           Closing. The closing of the purchase of the Shares (“Closing”) by Buyer will occur within two business days of the date that Acquisition is consummated (the “Closing Date”).  The closing of the Acquisition must occur no later than two business days after the shareholders of the company have approved the Acquisition.  The Closing shall be effected delivery versus payment via the Depository Trust Company.  For purposes of clarity, and notwithstanding anything in this Agreement to the contrary, in the event the closing of the Business Combination does not occur by March 23, 2009, this Agreement shall be null and void, ab initio, and no party hereto shall have any rights or obligations under this Agreement. It shall be a condition to the obligation of Buyer on the one hand and the Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

2.2           At or before the Closing, the Seller shall deliver or cause to be delivered to Buyer appropriate instructions for book entry transfer of ownership of the Shares from the Seller to Buyer.  In addition, within two business days of the date of this Agreement, the Seller shall provide the Buyer with a true and correct copy of the voting information form with respect to the Shares held by Seller indicating the financial institution through which such shares are held and the control number provided by Broadridge Financial Solutions regarding the voting of such Shares or written confirmation of such information as would appear on the voting information form.

2.3           At or before the Closing, Buyer shall deliver or cause to be delivered to the Seller payment by wire transfer of immediately available funds the Purchase Price in accordance with Section 1 of this Agreement.

3.           Representations and Warranties of the Seller.

3.1           The Seller hereby represents and warrants to Buyer on the date hereof and on the date of the Closing that:

(a)           Sophisticated Seller.  The Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

(b)           Independent Investigation. The Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer.  The Seller has had access to all of the filings made by China Opportunity with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Exchange Act and the Securities Act of 1933 (the “Securities Act”), in each case to the extent available publicly accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

(c)           Authority. This Agreement has been validly authorized, executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Seller is a party which would prevent the Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Seller is subject.

(d)           No Legal Advice from Buyer. The Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Seller’s own legal counsel and investment and tax advisors. The Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

4.           Representations and Warranties of Buyer.

4.1           Buyer hereby represents to the Seller that:

(a)           Sophisticated Buyer.  The Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares by Seller.

(b)           Independent Investigation. Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from the Seller or any of its officers, directors, partners or employees or any other representatives or agents of the Seller.

(c)           Authority. This Agreement has been validly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.

(d)           No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

5.           Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect upon the earlier of (a) the termination of the Transaction Agreements prior to the consummation of the transactions contemplated thereby and (b) 11:59 p.m. eastern standard time on March 23, 2009.

6.           Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

7.           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.           Remedies.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law.  It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

9.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

10.           Entire Agreement; Changes in Writing.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby.  Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

CHINA OPPORTUNITY ACQUISITION CORP.

By:
Name:
Title:

[Name]

By:
Name:
Title:

Address:

Purchase Price Per Share:
Number of Shares:
Aggregate Purchase Price: